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                                                                     EXHIBIT 18




July 2, 1999

Mr. C. Michael Moore, Chief Financial Officer
Discount Auto Parts, Inc.
4900 Frontage Road, South
Lakeland, Florida

Dear Sir:

Note 2 of Notes to Financial Statements of Discount Auto Parts, Inc., included in its Annual Report on Form 10-K for the year ended June 1, 1999, describes a change in the method of accounting for store inventories from the FIFO retail inventory method to the weighted average cost method. You have advised us that you believe that the change is to a preferable method in your circumstances because the weighted average cost method for computing inventories more accurately measures the cost of the Company's merchandise and produces a better matching of revenues and expenses.

There are no authoritative criteria for determining a `preferable' method of costing inventories based on the particular circumstances; however, we conclude that the change in the method of accounting for store inventories from the FIFO retail inventory method to the weighted average cost method is to an acceptable alternative method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances.


                                          Very truly yours,


                                          /s/ Ernst & Young LLP
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